Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 30, 2015 with respect to the combined statement of revenues and certain expenses (Historical Summary) of the Trianon Tower, in the Registration Statement (Form S-11) and related Prospectus of NorthStar Realty Europe Corp. for the registration of shares of its common stock.

Eschborn/Frankfurt am Main, Germany
30 June 2015

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

/s/ Enzenhofer    /s/ Teuber
Wirtschaftsprüfer    Wirtschaftsprüferin
(German Public Auditor)    (German Public Auditor)